SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C.  20549

                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                       Date of Report:  September 16, 1998



                                 MEDIMMUNE, INC.
             (Exact name of registrant as specified in its charter)



                        Commission File Number:  0-19131




          Delaware                                    52-1555759
     (State of Incorporation)                     (I.R.S. Employer
                                                  Identification No.)



     35 West Watkins Mill Road, Gaithersburg, MD      20878
     (Address of principal executive offices)       (Zip Code)


          Registrant's telephone number, including area code (301) 417-0770


                  No Exhibits are being filed with this report


CytoGam and RespiGam are registered trademarks of the Company and Synagis is a trademark.


                                 MEDIMMUNE, INC.
                           Current Report on Form 8-K


ITEM 5.  OTHER EVENTS

MedImmune, Inc. reported the information contained in the following press release dated September 14, 1998:

                      MEDIMMUNE AND CHIRON ENTER AGREEMENT
                         ON VACCINE ADJUVANT TECHNOLOGY

           - Chiron to Provide MF59 for Two of MedImmune's Programs -

Gaithersburg, MD and Emeryville, CA, September 14, 1998 -- MedImmune, Inc. (Nasdaq:MEDI) and Chiron (Nasdaq:CHIR) today announced they have entered into an agreement on vaccine adjuvant technology developed by Chiron. Under the terms of the agreement, Chiron will supply MedImmune with MF59, a proprietary vaccine adjuvant, for two of MedImmune's vaccine development programs, parvovirus B19 and Escherichia coli (E. coli). Chiron will receive an up-front payment, as well as additional payments if certain milestones are achieved, and would receive royalties if and when products are commercialized. MF59 has been evaluated by Chiron in clinical trials involving over 15,000 people. It was shown to enhance the immune response to certain antigens and was generally safe and well-tolerated. In 1997, Chiron received marketing authorization in Italy for its MF59-adjuvanted influenza vaccine, FLUAD (registered trademark). MedImmune's parvovirus B19 vaccine candidate has completed a Phase 1 clinical trial, and its E. coli vaccine candidate for urinary tract infections is expected to enter the clinic in 1999.

"MF59 has the advantage of being one of the most extensively tested investigational vaccine adjuvants in human clinical trials," commented James F. Young, Ph.D., Sr. Vice President, Research and Development at MedImmune. "We've seen exceptional immune responses to our parvovirus B19 and E. coli vaccine candidates when formulated with MF59 in animal studies compared to other available adjuvants. We applaud Chiron's efforts to commercialize an improved vaccine adjuvant and look forward to working with them toward this goal."

"Chiron has invested substantially in the development of MF59," said Leander Lauffer, Ph.D., Vice President, Business Development of Chiron's Vaccines division. "We recognized the need for novel, improved adjuvants, and we are gratified to see our efforts validated by MedImmune's decision to use MF59 as an adjuvant for two of its most exciting vaccine candidates."

MedImmune's E. coli vaccine is being developed to prevent urinary tract infections (UTIs). The bacteria E. coli is responsible for approximately 85% of UTIs in women. MedImmune plans to begin clinical trials with its E. coli vaccine candidate adjuvanted with MF59 in late 1999. Currently there are no vaccines to prevent E. coli infections or UTIs. UTIs are a significant medical problem and one of the most common disorders prompting medical attention in otherwise healthy women and children. It is estimated that by age 30 roughly 50 percent of women have had at least one infection and 2 to 10 percent are affected by recurrent infections. In April 1997, MedImmune published data in Science describing successful studies in mice with its E. coli vaccine. More recently, MedImmune has completed studies in monkeys with its E. coli vaccine formulated with MF59 that further support its potential to prevent UTIs.

MedImmune's B19 parvovirus vaccine candidate, MEDI-491, was developed by MedImmune and the National Heart, Lung, and Blood Institute under a Cooperative Research and Development Agreement (CRADA). MedImmune has completed a Phase 1 trial evaluating the safety and immunogenicity of MEDI-491 with aluminum hydroxide as an adjuvant and plans to commence additional clinical testing during 1999 with MF59. Results from the initial study suggested that MEDI-491 was safe and generally well-tolerated, and that antibodies to B19 parvovirus were induced. Discovered in 1975, B19 parvovirus has been linked to a number of serious conditions including miscarriages in pregnant women, life-threatening sudden reduction of red blood cells (transient aplastic crisis) in sickle cell anemia patients, chronic anemia in AIDS and chemotherapy patients, and persistent or acute arthritis in some adults. There are no agents available for the prevention of B19 parvovirus infection. MedImmune believes a successful B19 parvovirus vaccine could be used both to immunize women entering their child-bearing years to protect them from experiencing B19 parvovirus-induced miscarriages and to vaccinate children with sickle cell anemia to protect them against transient aplastic crisis.

Adjuvants are materials, such as aluminum hydroxide (alum), added to vaccine preparations to improve the immune response to the vaccine. Using the proper adjuvant is believed to be crucial for successful vaccine development. Alum is currently the only vaccine adjuvant licensed for marketing in the United States. While it has a good safety record, it is a relatively weak adjuvant. Chiron developed the more potent MF59, an oil-in-water emulsion of the metabolizable oil squalene and two surfactants, polyoxyethylene sorbitan monooleate (Tween 80) and sorbitan trioleate (Span 85). An extensive clinical and safety database was generated in numerous clinical studies conducted by Chiron. FLUAD (registered trademark), Chiron's MF59-adjuvanted influenza subunit vaccine, was launched in Italy last year for use in the elderly and other populations of adults at increased risk of complications with influenza. Chiron is currently testing MF59 with several vaccine candidate antigens.

MedImmune, Inc. is a biotechnology company focused on developing and marketing products for the prevention and treatment of infectious diseases and for use in transplantation medicine. MedImmune markets three products through its hospital -based sales force and has four new product candidates in clinical trials. MedImmune is located in Gaithersburg, MD.

Chiron Corporation, headquartered in Emeryville, California, is a leading biotechnology company that participates in three global healthcare markets: diagnostics, therapeutics and vaccines. Chiron also conducts research and development in the fields of biological proteins, gene therapy and combinatorial chemistry.

This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Such statements reflect both companies' current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in both companies' filings with the U.S. Securities and Exchange Commission. MedImmune separately cautions that RSV disease occurs primarily during the winter months; the Company believes its operating results will reflect that seasonality for the foreseeable future.



(REGISTRANT)      MEDIMMUNE, INC.




BY (SIGNATURE)    /s/ David M. Mott
(NAME AND TITLE)  David M. Mott, Vice Chairman and Chief Financial Officer

(DATE)            September 16, 1998